                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Enterbank Holdings, Inc.:

We consent to the incorporation by reference in the amended registration statement on Form S-8 of Enterbank Holdings, Inc. of our report dated February 18, 2000, with respect to the consolidated balance sheets of Enterbank Holdings, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the Form S-8 of Enterbank Holdings, Inc. dated July 20, 2000.



                                                                        KPMG LLP


St. Louis, Missouri
August 2, 2000